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                                                                       EXHIBIT 3
                             ROWAN COMPANIES, INC.

                                Amendment Dated
                             August 30, 1996 to the
                             Bylaws of the Company,
                                   as Amended


                                  Article III

                               Board of Directors

         Section 1. Number, Qualification and Nominations. The business and property of the Corporation shall be managed by the Board of Directors, and subject to the restrictions imposed by law, the Certificate of Incorporation or these Bylaws, they may exercise all the powers of the Corporation. Directors need not be stockholders or residents of Delaware.

         The Board of Directors shall consist of not less than one nor more than thirty directors, as so determined from time to time by resolution of the Board of Directors. If the Board of Directors makes no such determination, the number of directors shall be the number set forth in the Certificate of Incorporation. Within the above limits, the number of directors may be increased or decreased (provided such decrease does not shorten the term of any incumbent director) from time to time by resolution of the Board of Directors.

         Nominations of candidates for election as directors of the Corporation at any meeting of stockholders of the Corporation may be made by the Chairman of the Board of Directors, the President or by any stockholder entitled to vote at such meeting who complies with the provisions of this paragraph. Not less than 60 days prior to the date of the anniversary of the annual meeting held in the prior year, in the case of an annual meeting, or, in the case of a special meeting called by the Chairman of the Board, the President, the Board of Directors or the Executive Committee for the purpose of electing directors, not more than 10 days following the earlier of the date of notice of such special meeting or the date on which a public announcement of such meeting is made, any stockholder who intends to make a nomination at the meeting shall deliver written notice to the Secretary of the Corporation setting forth (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder
(A) is a holder of record of stock of the Corporation specified in such notice,
(B) is or will be entitled to vote at such meeting, and (C) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (iii) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee and in a Schedule 14B (or other comparable required filing then in effect) under the Securities Exchange Act of 1934. In the event that a person is validly designated as a proposed nominee in accordance with this paragraph (including a bona fide statement that the nominee is willing to be nominated) and shall thereafter become unable or
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unwilling to stand for election to the Board of Directors, the stockholder who made such designation may designate promptly in the manner set forth above a substitute proposed nominee, notwithstanding the minimum time period set forth in this paragraph. No person may be elected as a director at a meeting of stockholders unless nominated in accordance with this paragraph, and any purported nomination or purported election not made in accordance with the procedures as set forth in this paragraph shall be void. In addition to any other requirements relating to amendments to these Bylaws, no proposal by any stockholder to repeal or amend this paragraph shall be brought before any meeting of the stockholders of the Corporation unless written notice is given of (i) such proposed repeal or the substance of such proposed amendment; (ii) the name and address of the stockholder who intends to propose such repeal or amendment, and (iii) a representation that the stockholder is a holder of record of stock of the Corporation specified in such notice, is or will be entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to make the proposal. Such notice shall be given in the manner and at the time specified above in this paragraph. Any proposal to repeal or amend or any such purported repeal or purported amendment of this paragraph not made or adopted in accordance with the procedures set forth in this paragraph shall be void.